SCM TRUST

AMENDMENT NO. 2 TO

AMENDED AND RESTATED DECLARATION OF TRUST

The undersigned, being all of the trustees of SCM Trust (the “Trust”), a Massachusetts business trust created under a Declaration of Trust dated as of May 8, 1989 and existing under an Amended and Restated Declaration of Trust dated as of October 10, 2011, as amended (the “Declaration of Trust”), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, having determined that it is desirable and appropriate to amend the Declaration of Trust, do hereby direct that this Amendment No. 2 be filed with the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston and do hereby consent to and adopt the following amendment to the Declaration of Trust:

1. The second sentence of Article 1, Section 1.1 of the Declaration of Trust is amended and restated in its entirety to read as follows:

“The principal place of business of the Trust is 1875 Lawrence Street, Suite 300, Denver, CO 80202.”

2. All other references in the Declaration of Trust to the principal place of business are hereby amended to reflect the new principal place of business of the Trust, 1875 Lawrence Street, Suite 300, Denver, CO 80202.

The foregoing amendment will become effective upon its filing with the Secretary of The Commonwealth of Massachusetts. This amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

IN WITNESS WHEREOF, the undersigned execute this Amendment No. 2 to the Declaration of Trust as trustees and not individually this 14th day of February, 2019.

/s/Stephen C. Rogers
Stephen C. Rogers

/s/Kevin T. Kogler
Kevin T. Kogler

/s/Marco L. Quazzo
Marco L. Quazzo

/s/Stephen H. Sutro
Stephen H. Sutro